Item 9.01 Financial Statements and Exhibit

Exhibit 99.1

Investor/Media Contacts
Thomas W. Schneider – President, CEO
James A. Dowd – Executive Vice President, COO, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. First Quarter Net Income
Up 24% in Comparison to 2016

Improved Revenue and Earnings Driven by Strong Loan and Deposit Growth

Oswego, N.Y. — April 28, 2017 — Pathfinder Bancorp, Inc. ("Company") (NASDAQ: PBHC), the holding company for Pathfinder Bank ("Bank"), announced first quarter 2017 net income available to common shareholders of $800,000, or $0.19 per diluted share, compared to net income of $645,000, or $0.15 per diluted share, for the first quarter of 2016. First quarter 2017 revenue (net interest income and total noninterest income) of $6.5 million, was up $619,000, or 10.6%, compared to first quarter 2016. The Company's increased profitability for the quarter ended March 31, 2017 resulted in an increase in the annualized return on average equity to 5.39%, as compared to 4.47% in the same quarter of 2016.
First Quarter 2017 Performance Highlights
A 13.6% increase in net interest income to $5.5 million for the quarter ended March 31, 2017, compared to the first quarter 2016
First quarter asset quality metrics remained stable and favorable with nonperforming loans to period end loans of 0.71%, down from 0.98% on December 31, 2016, and down from 1.15% on March 31, 2016
Total deposits at March 31, 2017 of $669.5 million, an increase of $130.2 million, or 24.1%, compared to the prior year quarter, and an increase of $58.5 million, or 9.6%, from December 31, 2016
Total average interest-earning assets for the first quarter were $739.9 million, an increase of $128.9 million, or 21.1% over first quarter 2016, and up $45.4 million, or 6.5% from fourth quarter 2016
Total loan growth of $28.9 million, or 5.9%, from December 31, 2016 and $86.9 million, or 20.0%, in the twelve month period since March 31, 2016
"Our first quarter 2017 results illustrate a continued trend of solid organic growth in loans, deposits, revenue and earnings," said Thomas W. Schneider, President and Chief Executive Officer. "We productively deployed our raised capital in an effective and balanced manner consistent with the needs of both business and individual customers within our Central New York market. Our asset quality metrics continue to reflect our risk management outcomes even as we continue to grow and diversify our loan portfolio along a consistent double digit trend.  Consistent with our service and risk management responsibilities, we continue to invest a significant portion of revenue growth in developing our franchise and positioning the Bank to continue to respond to expansion opportunities. We are fully committed to building a franchise with an infrastructure of people, systems, practices and processes, and the disciplined management of risk necessary to support growth to $1 billion in total assets and beyond. We are confident that our long-term focus on strengthening our capabilities will deliver value to our investors, customers and the communities that we serve."

Income Statement
The Company's first quarter 2017 net interest income increased $657,000, or 13.6%, to $5.5 million compared to $4.8 million for the prior year quarter.  The increase was due principally to a $1.2 million, or 20.3%, increase in interest income that resulted from growth in average interest-earning assets of $128.9 million compared to the prior year quarter. Average loans were up $73.0 million, or 16.8%, over the prior year quarter primarily from growth in commercial real estate and other commercial loan products. Average taxable investment securities increased by $35.5 million, or 26.9%, for the same three month period in the prior year. The increased revenue on interest-earning assets of $1.2 million was partially offset by an increase in the average balance and cost of interest-bearing liabilities. Average interest-bearing liabilities increased by $129.3 million, or 25.3%, from first quarter 2016, and the average interest rate paid on those liabilities increased by 18 basis points. Compared to first quarter 2016, the increase in the cost of average interest-bearing liabilities was principally the result of a $34.4 million increase in borrowings, employed as a means of funding short-term investments and to reduce the Company's exposure to rising short-term interest rates, and a $51.7 million increase in MMDA accounts.
The Company's net interest margin for the three months ended March 31, 2017 was 2.97%, a decline of 20 basis points compared to first quarter 2016, and unchanged from the fourth quarter of 2016. The decrease in the net interest margin compared to first quarter 2016, was the result of an 18 basis point increase in the cost of interest-bearing liabilities, primarily reflecting higher average balances and interest cost for borrowings, MMDA accounts, and time deposits.
The first quarter 2017 provision for loan losses was $389,000, an increase of $179,000 compared to $210,000 for the prior year quarter, reflective of strong loan growth in 2017, partially offset by the effects of improved asset quality metrics.
Total noninterest income was $963,000 for first quarter 2017, a decrease of $38,000 compared to the prior year first quarter, due principally to a $24,000 decrease in deposit account service charges and a $24,000 net loss on sales of foreclosed real estate.
Total noninterest expense in first quarter 2017 was $5.0 million, an increase of $296,000, or 6.3%, compared to $4.7 million for the prior year quarter. The increase in noninterest expense was due principally to an increase in salary and benefit expenses of $165,000, related to the Bank's staffing enhancements, along with a $76,000 increase in building occupancy costs.

The effective tax rate for the first quarter of 2017 was 24.1%, compared to 29.0% for the prior year period.  This decrease in the effective income tax rate was due to an increase in the ratio of tax-advantaged investment securities revenue in the first quarter of 2017, compared to the same quarter in 2016.  The Company derived tax advantages from increased investment in tax-exempt securities issued by municipalities and political subdivisions.  In addition, the sale of certain U.S. Treasury assets, positioned as part of the Company's short-term interest rate hedge strategies, resulted in realized capital gains in the amount of $94,000 during the quarter ended March 31, 2017. These gains enabled the partial utilization of previously reserved-for capital loss carryforwards in the first quarter of 2017, resulting in a reduction in income tax expense of $36,000 during the quarter.

Balance Sheet at March 31, 2017
Total assets were $802.3 million on March 31, 2017, up $137.0 million, or 20.6%, from $665.3 million in first quarter 2016, and $53.3 million above $749.0 million at the 2016 year-end. The increase in total assets compared to March 31, 2016 was primarily a result of loan portfolio growth of $86.9 million, and $24.1 million of additional available-for-sale securities. The increase in the securities portfolio primarily reflects the acquisition of short-term collateral matched to the inflow of municipal deposits which typically occurs in the first and third quarters of each year primarily related to seasonal tax collections.  The increase in total assets compared to the 2016 year-end was primarily driven by loan growth of $28.9 million.

Total deposits at March 31, 2017 were $669.5 million, an increase of $58.5 million, or 9.6%, from $611.0 million on December 31, 2016, and up $130.2 million, or 24.1%, from March 31, 2016. The increase compared to year-end 2016 was reflective of strong growth in all deposit customer segments with municipal, retail, and business deposits increasing $35.4 million, $31.2 million and $11.8 million, respectively. Noninterest-bearing deposits were up $10.8 million from December 31, 2016, and increased $15.6 million, or 22.1%, compared to March 31, 2016, primarily related to expanded commercial lending relationships.
Asset Quality
Asset quality metrics continued to improve in comparison to recent reporting periods and remain comparable to peer group averages. The Bank's relatively consistent asset quality metrics are reflective of its disciplined risk management process, as well as the stability within Central New York State markets where Pathfinder Bank branches are located. The annualized net loan charge-offs to average loans ratio was 0.53% for first quarter 2017, compared to 0.06% for first quarter 2016, and 0.09% for the fourth quarter of 2016. The increase in the net loan charge-offs to average loans ratio for the three months ended March 31, 2017, as compared to the earlier reporting periods cited above, was substantially due to the charge-off of a single large, fully reserved-for loan during the quarter. Nonperforming loans to total loans were 0.71% at March 31, 2017, down 44 basis points compared to 1.15% at the end of first quarter 2016, and down 27 basis points from 0.98% for year-end 2016. The loan loss allowance to non-performing loans for first quarter 2017 was 162.15%, improved from 117.02% for first quarter 2016 and 129.85% at 2016 year-end.
Cash Dividend Declared
On March 30, 2017, the Company announced that it had declared a cash dividend of $0.05 per common share for the quarter ending March 31, 2017, which is payable on May 5, 2017, to shareholders of record as of April 14, 2017. The implied dividend yield is 1.3%, based on the closing price of the Company's common stock of $14.89 on April 27, 2017. The quarterly cash dividend of $0.05, equates to a dividend payout ratio of 25.4% of first quarter earnings.

About Pathfinder Bancorp, Inc.
Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At March 31, 2017 there were 4,246,980 shares of common stock outstanding. The Company and its subsidiaries had total consolidated assets of $802.3 million, total deposits of $669.5 million and shareholders' equity of $59.4 million as of that date.

Forward-Looking Statement
Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2017	2016

Condensed Income Statement
Interest and dividend income	$6,870	$5,712
Interest expense	1,373	872
Net interest income	5,497	4,840
Provision for loan losses	389	210
	5,108	4,630
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	916	921
Net gains on sales of securities, loans and foreclosed real estate	47	80
Noninterest expense	4,999	4,703
Income before income taxes	1,072	928
Provision for income taxes	245	273

Net Income	$827	$655
Net income (loss) attributable to noncontrolling interest	$27	$(6)
Net income attributable to Pathfinder Bancorp, Inc.	$800	$661

Preferred stock dividends	-	16
Net income available to common shareholders	$800	$645

	For the Periods Ending
	March 31,	December 31,	March 31,
	2017	2016	2016
Selected Balance Sheet Data
Assets	$802,345	$749,034	$665,326
Earning assets	757,881	707,448	618,584
Total loans	521,094	492,147	434,179
Deposits	669,532	610,983	539,358
Borrowed funds	53,021	58,947	46,000
Allowance for loan losses	5,964	6,247	5,851
Subordinated loans	15,033	15,025	14,999
Pathfinder Bancorp, Inc. Shareholders' equity	59,379	57,929	58,774

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.53%	0.09%	0.06%
Allowance for loan losses to period end loans	1.14%	1.27%	1.35%
Allowance for loan losses to nonperforming loans	162.15%	129.85%	117.02%
Nonperforming loans to period end loans	0.71%	0.98%	1.15%
Nonperforming assets to total assets	0.54%	0.72%	0.85%

	For the three months
	ended March 31,
	(Unaudited)
	2017	2016

Key Earnings Ratios
Return on average assets	0.41%	0.41%
Return on average common equity**	5.39%	4.47%
Return on average equity	5.39%	3.91%
Net interest margin	2.97%	3.17%

Share and Per Share Data
Basic weighted average shares outstanding*	4,051,646	4,139,979
Basic earnings per share*	$0.20	$0.16
Diluted weighted average shares outstanding*	4,153,487	4,218,464
Diluted earnings per share*	$0.19	$0.15
Cash dividends per share	$0.05	$0.05
Book value per common share at March 31, 2017 and 2016	13.98	13.50
Tangible book value per common share at March 31, 2017 and 2016	12.87	12.41

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends.
Weighted average shares outstanding do not include unallocated ESOP shares.

** Common Equity includes the book value of the Company's common shares, retained earnings and additional paid-in capital. This amount is equal to the Company's total equity minus the book value of preferred stock outstanding.

The above information is preliminary and based on the Company's data available at the time of presentation.